Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Concrete Pumping Holdings, Inc.

Thornton, CO

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Concrete Pumping Holdings, Inc. of our reports dated January 31, 2023, relating to the consolidated financial statements and the effectiveness of Concrete Pumping Holding Inc.’s internal control over financial reporting, of Concrete Pumping Holdings, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ending October 31, 2022. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of October 31, 2022.

/s/ BDO USA, P.C.

Dallas, Texas

September 28, 2023